UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Platinum Group Metals Ltd.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Bentall Tower 5
Suite 788 - 550 Burrard Street
Vancouver, BC Canada	V6C 2B5
(Address of principal executive offices)	(Zip Code)

DL Services, Inc.
Columbia Center
701 5th Avenue, Suite 6100
Seattle, WA 98104-7043
(206) 903-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on whicheach class is to be registered
Rights to purchase common shares, no par value	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[ x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[ ]

Securities Act registration statement file number to which this form relates: _______ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 amends the information set forth in Item 1 of the Registration Statement on Form 8-A (File No. 001-33562) (the “Registration Statement”) filed with the Commission on July 11, 2012 by Platinum Group Metals Ltd.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Registration Statement is hereby amended by adding the following text:

Pursuant to a consolidation of the Company’s common shares, effective January 26, 2016, each ten common shares issued and outstanding immediately prior to January 26, 2016 were automatically reclassified, without any action of the holder thereof, into one common share. In accordance with Section 2.3 of the Rights Agreement, the price at which a holder may purchase the Company’s post-consolidated common shares under the Rights Agreement upon exercise was adjusted from C$25 to C$250 per Right, effective as of the date of the share consolidation.

The foregoing is a summary only of certain terms and conditions of the Rights Agreement and is qualified in its entirety by reference to Section 2.3 of the Rights Agreement, which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 2. Exhibits.

Number	Description

2.1

Shareholder Rights Plan Agreement, dated as of July 9, 2012 , between Platinum Group Metals Ltd. and Computershare Investor Services Inc., as rights agent (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 8-A (File No. 001-33562) filed by the registrant with the Commission on July 11, 2012)

2.2	Form of Rights Certificate (included as part of Exhibit 2.1 hereto)

SIGNATURE

     Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PLATINUM GROUP METALS LTD.

Date: February 3, 2016	By:	/s/ Frank R. Hallam
Frank R. Hallam
Chief Financial Officer